Execution Version

AMENDMENT to THE SUPPLY AND OFFTAKE AGREEMENT
AND MARKETING AGREEMENT
THIS AMENDMENT to THE SUPPLY AND OFFTAKE AGREEMENT and MARKETING AGREEMENT (this “Amendment”), dated as of July 20, 2012 is made between J. Aron & Company, a general partnership organized under the laws of New York (“Aron”) located at 200 West Street, New York, New York 10282-2198, and Alon Refining Krotz Springs, Inc. (the “Company”), a Delaware corporation located at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 (each referred to individually as a “Party” or collectively as the “Parties”).
RECITALS
Aron and the Company are parties to (i) the Amended and Restated Supply and Offtake Agreement dated as of May 26, 2010 and as from time to time thereafter amended (the “S&O Agreement”) pursuant to which Aron has agreed to procure crude oil and other petroleum feedstocks for the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products) and (ii) the Marketing and Sales Agreement dated as of the Commencement Date (as defined in the S&O Agreement) and as from time to time thereafter amended (the “Marketing Agreement”);
Aron and the Company have entered into that certain Supplemental Agreement to the Supply and Offtake Agreement dated October 31, 2011 (the “Supplemental Agreement”), which terms and conditions therein supplement and amend the S&O Agreement; and
Aron and the Company wish to amend certain terms and conditions of the S&O Agreement and accordingly, agree as follows:

Section 1	Definitions; Interpretation
Section 1.1    Defined Terms. All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.
Section 1.2    Interpretation. The rules of construction set forth in Section 1.2 of the S&O Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2	Amendments
Section 2.1    Amendments to S&O Agreement as of Effective Date. Upon the effectiveness of this Amendment, the S&O Agreement shall be amended as follows:
(a)         The following definitions are inserted, in the appropriate alphabetical order, in Section 1.1. of the S&O Agreement:
“Adjustment Date” means June 1, 2013.

“Adjustment Date Differential” means the differential determined pursuant to the Differential Determination Procedure.
“ASI Supply and Offtake Agreement” means the Supply and Offtake Agreement between Aron and ARKS dated as of May 30, 2012 between Alon Supply, Inc. (“ASI”) and Aron, as from time to time may be further amended, modified, supplemented and/or restated.
“Baseline Volume” means for Crude Oil or each Product Group the respective minimum volume specified therefor under the “Baseline Volume” column on Schedule D-2.
“Differential Determination Procedure” means the procedure set forth on Schedule U hereto for determining the differential to be applied in Schedules B-2 and D-2 as of the Adjustment Date.
“Fee Letter” means that certain letter from Aron to the Company, executed on or after the date hereof and as from time to time thereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.
(b)    Sections 3.1 and 3.2 of the S&O Agreement are hereby amended and restated in their entirety to read as follows:
3.1 Term. This Agreement shall become effective on the Effective Date and, subject to Section 3.2, shall continue for a period starting at 00:00:01 a.m., CPT on the Commencement Date and ending at 11:59:59 p.m., CPT on May 31, 2018 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”, except as provided in Section 3.2 below).
3.2 Changing the Term. Aron may elect to terminate this Agreement early effective on May 31, 2015, May 31, 2016 or May 31, 2017 and the Company may elect to terminate this Agreement early effective on May 31, 2017; provided that no such election shall be effective unless the Party making such election (i) gives the other Party at least six (6) months prior notice of any such election pursuant to Article 26, (ii) concurrently exercises its right (or in the case of the Company, causes Alon USA, LP to exercise its rights) to terminate the Alon USA Supply and Offtake Agreement and (iii) concurrently exercises its right (or in the case of the Company, causes ASI to exercise its rights) to terminate the ASI Supply and Offtake Agreement effective as of the same early termination date elected for this Agreement. If any early termination is properly elected pursuant to the preceding sentence, the effective date of such termination shall be the “Early Termination Date.
(c)         By inserting the following new Sections 3.3, 3.4 and 3.5 at the end of Article 3 of the S&O Agreement:

3.4 Determination of Adjustment Date Differential; Amendment to Schedules.
(a) In accordance with the Differential Determination Procedure and in a commercially reasonable manner, Aron shall, within 3 Business Days after the Adjustment Date, determine the Adjustment Date Differential and advise the Company of such determination in writing (including via email).
(b) The parties agree that, from and after the Adjustment Date, the Adjustment Date Differential shall be the price differential applied to the pricing indices as provided on Schedules B-2 and D-2, and the parties will take such further action as Aron shall reasonably request to amend such schedules or otherwise confirm the application of the Adjustment Date Differential.
3.5 Applicability of Schedules B and D. For all purposes of this Agreement and any other Transaction Document, with respect to the period prior to the Adjustment Date, Schedule B shall mean Schedule B-1 hereto and Schedule D shall mean Schedule D-1 hereto and with respect to the period from and after the Adjustment Date, Schedule B shall mean Schedule B-2 hereto and Schedule D shall mean Schedule D-2 hereto.
(d)    Immediately after Section 10.6 of the S&O Agreement, a new Section 10.7 shall be inserted reading as following:
10.7 Annual and Other Fees. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron, as and when due, all fees provided for in the fee letter; provided that with respect to the Annual Fee referred to therein, such Annual Fee for each twelve (12) month period from and after the Adjustment Date and during the Term is to be paid in arrears, in equal quarterly installments, on June 1, September 1, December 1 and March 1 of each year, and the Termination Date. The Annual Fee shall be prorated for any periods of less than a full three months
(e)         Article 18 of the S&O Agreement is amended as follows:
(i)     Clause (g) of Section 18.1 thereof is amended and restated in its entirety to read as follows:
(g)    an “Event of Default” with respect to Alon USA shall occur under the Alon USA Supply and Offtake Agreement or an “Event of Default” with respect to ASI shall occur under the ASI Supply and Offtake Agreement; or
(ii)    The second-to-last sentence of Section 18.2(b) is amended and restated in its entirety to read as follows:
The determination of the Settlement Amount shall include (without duplication): (x) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts and (y) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party with respect to Crude Oil and Product inventories maintained for purposes of this Agreement which shall be determined by the Non-Defaulting Party as follows: (1) Aron will, subject to Sections 7.2 and 7.3, project Target Month End Crude Volumes and Target Month End Product Volumes for all months occurring from the date on which the Non-Defaulting Party terminates this Agreement or commences exercising its remedies following such Event of Default (the “Remedies Exercise Date”) to the earlier of the Expiration Date set forth in Section 3.1 or, if elected by either Party, any other date as of which either Party would have been entitled to terminate this Agreement under Section 3.2 but only if such Party notifies the other Party of such election within 3 Business Days after the Remedies Exercise Date (the earliest of such Expiration Date and any such date elected by a Party being the “Pro Forma Expiration Date”) and (2) in accordance with clause (c) below, the Non-Defaulting Party shall value, and determine the net amount that would have been owing from one party to the other based on, all purchases and sales of Crude Oil and Products that would have resulted from such projected Target Month End Crude Volumes and Target Month End Product Volumes through the Pro Forma Expiration Date (including a final sale of all remaining inventories), which net amount shall be discounted to present value on a commercially reasonable basis and constitute the amount due under this clause (y).
(iii)    Section 18.2(c) is amended by deleting the parenthetical phrase at the end of the second sentence thereof and inserting the following new sentence at the end thereof:
Without limiting the generality of the foregoing, it is agreed that for purposes of determining the Settlement Amount: (1) any fixed fee amounts (including those provided for under Section 10.3) shall be the amount of such fee that would have accrued through the Pro Forma Expiration Date; (2) for the period following the Remedies Exercise Date, no Crude Oil per barrel fees as provided for in Sections 6.2 and 6.4 shall be included in the Settlement Amount except with respect to barrels of Crude Oil actually processed at the Refinery following such date; (3) to the extent the Fee Letter provides for the calculation of any amount to be included in the Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose; and (4) to the extent the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing prices in the futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount endeavor to align the dates as of which such reference prices are determined.
(iv)     Section 18.2(j) is amended by inserting the following new sentence at the end thereof:

As used in this Section 18.2, unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.”.
(f)         Section 19.2 of the S&O Agreement is amended as follows:
(i)    Clause (iv) thereof is amended and restated to read in its entirety as follows:
(iv) in the case of an early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination; provided that if the Termination Date occurs as a result of either party exercising its termination right under Section 3.2, no amount shall be due under this clause (iv), plus
(ii)    By replacing the “.” at the end of clause (ix) thereof with “, plus” and inserting immediately thereafter a new clause (x) reading as follows:
(x) any unpaid portion of the annual or other fee owed to Aron pursuant to Section 10.7; provided that if the Termination Date occurs as a result of either party exercising its termination right under Section 3.2, the amount of such fees shall be the amounts accruing to date of such early termination.
(g)         Schedule B to the S&O Agreement is hereby deleted and replaced in its entirety by Schedules B-1 and B-2 in the forms attached to this Amendment and Schedule D to the S&O Agreement is hereby deleted and replaced in its entirety by Schedules D-1 and D-2 in the forms attached to this Amendment.
(h)    Immediately after Schedule T to the S&O Agreement a new Schedule U is hereby inserted in the form of Schedule U attached to this Amendment.
Section 2.2    Amendments to Marketing Agreement as of Effective Date. Upon the effectiveness of this Amendment, the Marketing Agreement is hereby amended by inserting immediately after Section 2.5(d) thereof a new Section 2.5(e) reading as follows:
(e) The Company covenants and agrees that all sales by the Company of any SRD and/or LCO shall be made exclusively and directly to Valero Marketing and Supply Company (“Valero”), and in no event shall the Company effect any sale of SRD and/or LCO to Valero by selling such product to an affiliate of the Company for resale to Valero.
Section 2.3    Amendments as of Adjustment Date. As of the Adjustment Date, the following amendments to the S&O Agreement shall become effective:
(a)         The following definitions shall be inserted, in the appropriate alphabetical order, in Section 1.1. of the S&O Agreement:

“Annual Fee” means the amount set forth as the “Annual Fee” in the Fee Letter.
“Level One Fee” means the amount set forth as the “Level One Fee” in the Fee Letter.
“Level Two Fee” means the amount set forth as the “Level Two Fee” in the Fee Letter.
(b)    Section 6.2 of the S&O Agreement shall be amended by deleting the reference therein to “$0.20” and inserting “the Level One Fee” in its place.
(c)         Section 6.4 of the S&O Agreement shall be amended by deleting the reference therein to “$0.10” and inserting “the Level Two Fee” in its place.
(d)    Section 7.2(b) of the S&O Agreement shall be amended and restated in its entirety to read as follows:
(b) For each month and each type of Product, Aron shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month, which shall represent that volume (which may be zero or a positive number) for that Product targeted to be in excess of the Baseline Volume for that Product (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).
(e)         Section 7.2(f) of the S&O Agreement shall be amended and restated in its entirety to read as follows:
(f) After Aron has established a Target Month End Product Volume, it may change such Target Month End Product Volume if one of the following occurs: (i) the Actual Month End Product Volume is below the minimum of the Operational Volume Range for the volume in excess of the Baseline Volume or (ii) the Actual Month End Product Volume is above the maximum of the Operational Volume Range for the volume in excess of the Baseline Volume, in which case Aron may change its Target Month End Product Volume for such month to equal the Actual Month End Product Volume. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron. In all cases described above, the changed Target Month End Product Volume affects only the subject month and does not impact the calculation of the Target Month End Product Volume in subsequent months.
(f)         Section 9.2(a) of the S&O Agreement shall be amended and restated in its entirety to read as follows:

(a)    As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Facilities and the Product Storage Facilities, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks and Included Crude Tanks at that time, plus the Crude Oil Linefill at that time minus the Baseline Volume for Crude Oil (the “Actual Month End Crude Volume”), which may be positive, negative or zero and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and Included Product Tanks at that time, plus the Product Linefill for such Product at that time minus the Baseline Volume for such Product (each, an “Actual Month End Product Volume”), which may be positive, negative or zero. The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month.
Section 2.4    References Within S&O Agreement. Each reference in the S&O Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the S&O Agreement as heretofore amended and as amended by this Amendment.

SECTION 3	Representations and Warranties
To induce the other Party to enter into this Amendment, each Party hereby represents and warrants that (i) it has the corporate, governmental or other legal capacity, authority and power to execute this Amendment, to deliver this Amendment and to perform its obligations under the Supply and Offtake Agreement, as amended hereby, and has taken all necessary action to authorize the foregoing; (ii) the execution, delivery and performance of this Amendment does not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or subject; (iii) all governmental and other consents required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect; (iv) its obligations under the Supply and Offtake Agreement, as amended hereby, constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law) and (v) no Event of Default with respect to it has occurred and is continuing.

SECTION 4	Miscellaneous
Section 4.1    S&O Agreement Otherwise Not Affected. Except for the amendments pursuant hereto, the S&O Agreement remains unchanged. As amended pursuant hereto, the S&O Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by either Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.
Section 4.2    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
Section 4.3    Costs and Expenses. Each Party shall be responsible for any costs and expenses incurred by such Party in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.
Section 4.4    Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Company, Aron and their respective successors and assigns.
Section 4.5    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
Section 4.6    Amendments. This Amendment may not be modified, amended or otherwise altered except by written instrument executed by the Parties’ duly authorized representatives.
Section 4.7    Effectiveness; Counterparts. This Amendment shall be binding on the Parties as of the date on which it has been fully executed by the Parties. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 4.8    Interpretation. This Amendment is the result of negotiations between and have been reviewed by counsel to each of the Parties, and is the product of all Parties hereto. Accordingly, this Amendment shall not be construed against either Party merely because of such Party’s involvement in the preparation hereof.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the S&O Agreement and the Market Agreement as of the date first above written.
J. ARON & COMPANY

By: /s/ Simon Collier
Name:
Title:

ALON REFINING KROTZ SPRINGS, INC.

By: /s/ Shai Even
Name: Shai Even
Title: Senior Vice President and CFO